EXHIBIT 99

DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THE QUARTER ENDED MARCH 31, 2010

Diluted EPS of $0.28;  Tangible Equity Up 5.6%

Brooklyn, NY – April 28, 2010 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company"), the parent company of The Dime Savings Bank of Williamsburgh ("Dime"), today reported consolidated net income of $9.5 million, or 28 cents per diluted share, for the quarter ended March 31, 2010, compared to $8.1 million, or 24 cents per diluted share, for the quarter ended December 31, 2009 and $2.9 million, or 9 cents per diluted share, for the quarter ended March 31, 2009.

FIRST QUARTER 2010 HIGHLIGHTS

•	Net interest margin was 3.46%, compared to 3.48% in the December 2009 quarter. The average cost of deposits declined 2 basis points to 1.37% from 1.39% during the December 2009 quarter.
•	Total loan credit costs were $3.4 million.
•	The allowance for loan loss reserve increased to 0.71% of total loans from 0.63% at December 31, 2009.
•	The allowance for loan losses stood at 83.4% of non-performing loans at March 31, 2010.
•	Loans delinquent between 30 and 89 days decreased to $19.7 million at March 31, 2010 compared to $29.5 million at December 31, 2009.
•
Total assets increased by $162.0 million to $4.11 billion at March 31, 2010, as the Company grew its real estate loan portfolio by $92.5 million through a combination of loan originations and purchases as well as lower than expected prepayment activity.

•
Real estate loan originations were $146.4 million, up from the $122.3 million level in the December 2009 quarter.  The Company supplemented these originations with purchases of $22.8 million of seasoned first and second mortgages on multifamily residential propertieswith very low combined loan-to-value ratios.

•	Despite the significant asset growth, the Company's consolidated ratio of tangible capital to tangible assets grew to 6.35% at March 31, 2010 from 6.26% at December 31, 2009.
•	Non-performing assets increased to $30.9 million, or 0.75% of total assets, due primarily to further deterioration in the payment status of a few previously identified problem credits

The Company’s earnings for the quarter ended March 31, 2010 reflected an after-tax other-than-temporary impairment ("OTTI") charge of approximately $91,000 on three pooled bank trust preferred securities, and an additional after-tax charge of $125,000 on the write-down of other real estate owned ("OREO") properties.  Partially offsetting these items was an after-tax gain of $160,000 on the sale of some mutual fund equity holdings on which the Company recognized an OTTI charge during the March 2009 quarter.   Earnings for the quarter ended December 31, 2009 reflected an after-tax OTTI charge of approximately $786,000 on two pooled bank trust preferred securities, as well as an after-tax gain of $318,000 on the re-acquisition of a portion of the Company's corporate debt and an after-tax charge of $123,000 on the write-down of OREO properties.  The Company’s earnings for the quarter ended March 31, 2009 reflected aggregate after-tax OTTI charges of $2.8 million related to three pooled bank trust preferred securities and five equity mutual funds.  Earnings for the quarter ended March 31, 2009 also included an after-tax gain of $272,000 on the disposal of municipal securities and an after-tax charge of $117,000 on the prepayment of FHLBNY advances.

According to Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company, "Overall, the results for the first quarter of 2010 were quite favorable, as evidenced by a 71% increase in core earnings per share compared with the same quarter of 2009.  Net interest margin approximated 3.5% again during the most recent quarter, and credit costs dropped to $3.4 million.  While non-performing assets increased during the quarter, they still remained well below 1% of total assets and wholly manageable.  In addition, since the increase in non-performing loans resulted primarily from the deterioration in payment status of a few borrower relationships that had previously been identified as problematic, the additional reserves estimated on these loans at March 31, 2010 were modest, resulting in lower total credit costs compared to the December 2009 quarter."

Dime's net interest margin decreased slightly during the quarter ended March 31, 2010.  Several components contributed to this modest decline.  Asset growth during the most recent quarter was achieved at slightly lower average spreads than the 3.48% level experienced during the December 2009 quarter.  In addition, the growth in non-performing loans had a minor adverse impact upon the average yield on real estate loans.  Finally, management did not immediately deploy a significant portion of the $96 million in deposit balances gathered during the March 2010 quarter, and instead retained the funds in liquid cash balances, earning a negative interest rate spread.  Offsetting these items was the favorable re-pricing of $36.9 million of loans re-financed during the quarter, along with $22.8 million of loans purchased at an average yield to Dime that exceeded the weighted average portfolio rate at December 31, 2009.  Overall, the net interest margin was 3.46% during the March 2010 quarter, approximating the December 2009 quarterly level, and still far more favorable than the levels experienced from 2005 through 2008.  The $114.1 million cash position at March 31, 2010 is likely to result in a reduction in the net interest margin during the second quarter of 2010, however, it should help to stabilize net interest margin thereafter as it is beneficially deployed during the second half of 2010.

Prepayment fees remained modest, reflecting continued moderation in the pace of refinancing from the Bank's portfolio.

Commercial Real Estate and Dime's Business Model

The term "commercial real estate" ("CRE") encompasses a variety of collateral types.  Dime's loan portfolio is collateralized primarily by multifamily apartment buildings in New York City, widely considered the least risky type of CRE.  Further, significant portions of these multifamily apartment buildings are subject to rent regulation.  In New York City, where residential vacancy rates are low and there is limited available space to construct new buildings, rent regulation has had the affect of keeping regulated apartment rents below market rates.  This factor enhances the intrinsic value of Dime's already low-risk collateral, and, management believes, is the primary reason for the Company's low level of non-performing assets compared to the wider generic asset class designated as CRE.

NET INTEREST INCOME

Net interest income was $32.8 million during the March 2010 quarter, up $681,000 from the December 2009 quarter.  An increase of $105 million in the average balance of interest earning assets and a decline of 5 basis points in the average cost of interest bearing liabilities contributed to the growth in net interest income.

Net interest income exceeded the March 2009 quarterly level by $8.6 million, driven by growth of 95 basis points in net interest margin from the quarter ended March 31, 2009 to the quarter ended March 31, 2010, reflecting declines of 111 basis points and 32 basis points in the average cost of deposits and borrowings, respectively, combined with an increase of 21 basis points in the average yield on interest earning assets during the period.

Mr. Palagiano commented, "Net interest margin remained at a favorable level during the most recent quarter despite 16% annualized growth in assets and approximately $75 million of liquid funds added during the period.  As we complete our current deposit promotional activities during the upcoming quarter, and commence the deployment of some of these liquid funds during the second half of 2010, the net interest margin is likely to decline during the second quarter of 2010, while stabilizing thereafter."

PROVISION/ALLOWANCE FOR LOAN LOSSES AND PROBLEM PORTFOLIO LOANS

Non-performing loans were $29.5 million at March 31, 2010 compared to $11.3 million at December 31, 2009 and $13.1 million at March 31, 2009.  As a percentage of total loans, non-performing loans totaled 0.85% at March 31, 2010, compared to 0.33% at December 31, 2009 and 0.40% at March 31, 2009.  While non-performing loans increased during the most recent quarter, loans delinquent between 30 and 89 days decreased to $19.7 million as of March 31, 2010 from $29.5 million at December 31, 2009.  Loans delinquent between 30 and 89 days totaled $19.3 million at March 31, 2009.

The Company recorded a $3.4 million provision to its allowance for loan losses during the quarter ended March 31, 2010, compared to $4.5 million during the quarter ended December 31, 2009.  Provisions totaled $2.6 million during the quarter ended March 31, 2009.  Charge-offs recorded on problem loans totaled $769,000 during the March 2010 quarter, compared to $3.0 million in the December 2009 quarter and $1.9 million in the March 2009 quarter.  Approximately 60% of the charge-offs recognized during the March 2010 quarter related to a write down to the likely disposal value of one new problematic loan.

Mr. Palagiano stated, “The increase in non-performing loans during the most recent quarter resulted primarily from a further deterioration in the payment status of a few previously identified problem loans.  Dime has continued to recognize likely potential losses on problem loans in a timely manner, and thus had already applied reserves to the previously identified problematic loans.  Total credit costs thus declined from the December 2009 quarter to the March 2010 quarter despite the increase in non-accrual loans.”

The timing and severity of charge-offs are unpredictable.  At March 31, 2010, the allowance for loan losses was $24.6 million, or 83% of non-performing loans.

NON-INTEREST INCOME

OTTI, Gain on the Sale of Other Assets and Re-Acquisition of Corporate Debt

During the quarter ended March 31, 2010, the pre-tax credit component of OTTI charges totaled $166,000, compared to $1.4 million during the previous linked quarter.  At March 31, 2010, six of Dime's eight trust preferred securities were deemed to meet the criteria for OTTI.  The decline in the credit component of OTTI charges reflected a reduction in new payment deferrals during the March 2010 quarter within the collateral pool underlying certain of Dime’s eight trust preferred collateralized debt obligation securities.

At March 31, 2010, Dime had failed to receive contractual principal or interest payments on two trust preferred securities with an aggregate recorded balance of $709,000 ($2.8 million excluding $2.1 million of unrealized losses included in accumulated other comprehensive loss).  Both securities are classified as non-performing assets.  In addition at March 31, 2010, Dime did not receive a small portion of the interest due on two trust preferred securities having a recorded balance of $376,000 ($568,000 excluding the $292,000 total non-credit component of OTTI).  The remaining four trust preferred securities, with a total cost basis of $10.2 million net of credit-related OTTI, are current on all contractual obligations.

The Company sold mutual funds totaling $769,000 during the most recent quarter, recognizing a pre-tax gain of $327,000 on the sale.  The Company also transferred $1.4 million of mutual funds from available for sale to trading during the most recent quarter, moving a pre-tax gain of $242,000 from other comprehensive income into reported earnings as a result of the transfer. In both instances, the gains represented recoveries from the cost basis of these mutual funds subsequent to the recognition of OTTI charges during the March 2009 quarter. The mutual funds transferred to trading during the most recent quarter represent assets owned by the Company that are earmarked for the future settlement of certain benefits earned under the Company's Benefit Maintenance Plan ("BMP").  In March 2010, the Company commenced recognizing benefit expense related to the fluctuation in value of these mutual funds.  By transferring the mutual funds to trading, future changes in their valuation will have no impact upon the Company's net operating results.

The Company re-acquired a portion of its outstanding corporate debt at a discount during the quarter ended December 31, 2009, recognizing a pre-tax gain of $505,000 on the transaction.  During the quarter ended March 31, 2009, the Company sold its entire $10 million portfolio of municipal agency securities, recognizing an aggregate pre-tax gain of $431,000 on the sale.

While there were no sales of OREO and other assets during the three months ended March 31, 2010, December 31, 2009 or March 31, 2009, the Company did recognize pre-tax write-downs of OREO totaling $200,000 and $196,000, respectively, during the quarterly periods ended March 31, 2010 and December 31, 2009.  These write-downs, which are reflected in non-interest expense, were deemed warranted in order to reduce the recorded balance of OREO to their likely disposal value.

Mortgage Banking Income and Delinquent Serviced Loans

Loan sales were negligible during the quarters ended March 31, 2010, December 31, 2009, and March 31, 2009, and were limited to one- to four-family mortgage loans.

Mortgage banking income totaled $211,000 during the quarter ended March 31, 2010, primarily reflecting servicing fee income.  The Company recognized a loss of $1.7 million on mortgage banking activities during the quarter ended December 31, 2009, due primarily to a $1.9 million provision for probable losses on loans sold with recourse that was partially offset by servicing fee income of $175,000.   Mortgage banking losses totaled $1.2 million during the quarter ended March 31, 2009, reflecting a $1.5 million provision for probable losses on loans sold with recourse to Fannie Mae, that was partially offset by servicing fee income of $255,000.

Since the inception of the Fannie Mae program, Dime has sold approximately $660 million of multifamily loans to Fannie Mae. This portfolio had an outstanding principal balance of $428.0 million at March 31, 2010.

Within the Fannie Mae portfolio, loans delinquent 90 days or more were $16.4 million at March 31, 2010 compared to $14.2 million at December 31, 2009.  Of the March 31, 2010 total, $14.2 million was comprised of five loans involving the same borrower.  Dime currently intends to repurchase these five loans from Fannie Mae during the second quarter of 2010, solely to facilitate a sale transaction that is currently expected to be finalized in June 2010.  At March 31, 2010, there were $4.6 million of loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae, compared to $3.6 million at December 31, 2009.  At March 31, 2009, there were $17.3 million of loans delinquent 90 days or more, and $3.0 million of loans delinquent between 30 and 89 days within the pool of loans serviced for Fannie Mae.

Dime’s first loss position for loans sold to Fannie Mae was $18.7 million as of March 31, 2010, against which a reserve of $4.2 million existed at March 31, 2010.  This reserve approximated 1.0% of the remaining principal balance of loans in the Fannie Mae pool as of March 31, 2010.  Additions to the reserve for the first loss position are charged against mortgage banking (non-interest) income, and probable losses related to the entire pool of loans sold with recourse to Fannie Mae are reflected in the $4.2 million reserve balance.

Other Components of Non-Interest Income

Other components of non-interest income totaled $1.9 million during the quarter ended March 31, 2010, relatively unchanged from the December 2009 quarter and up $164,000 from the March 2009 quarter.  The increase from the March 2009 quarter resulted from additional fees collected on portfolio loans.

NON-INTEREST EXPENSE

Non-interest expense was $15.7 million during the quarter ended March 31, 2010, an increase of $1.0 million from the December 2009 quarter.  Over one-half of this increase was attributable to an increase of $664,000 in salaries and benefits that primarily reflected a one-time adjustment of approximately  $460,000 to the manner of expense recognition on a component of the Company's BMP.  The remaining increase in non-interest expense reflected a $200,000 write-down in the carrying value of OREO, $183,000 of additional occupancy and equipment expense resulting from higher snow removal and utility costs, and a $374,000 increase in marketing expense related to deposit promotional activities planned for 2010.

Compared to the March 2009 quarter, non-interest expense increased $2.1 million during the quarter ended March 31, 2010, due primarily to the aforementioned $200,000 write-down in the carrying value of OREO, as well as increases of $1.3 million in compensation and benefits,  $183,000 in FDIC insurance assessments, $172,000 in occupancy and equipment expense and $439,000 in other expenses.  The increase in compensation and benefits expense reflected the aforementioned BMP charge, as well as ongoing staff salary increases.  The increase in FDIC insurance assessments reflected ongoing increases from an FDIC recapitalization program effective April 1, 2009.  The growth in occupancy and equipment expense was primarily attributable to increased rental expense on leased branches, while the additional other expenses reflected higher marketing and legal costs of $299,000 and $184,000, respectively.

INCOME TAX EXPENSE

The Company's customary consolidated effective tax rate approximates 37%.  During the three months ended March 31, 2010, the Company recognized gains totaling $569,000 on both the sale of mutual funds and the transfer of mutual funds into trading.  From a tax perspective, since: (i) these events triggered the reversal of deferred tax assets previously recognized when the Company recorded OTTI charges in March 2009; and (ii) the deferred tax assets on the OTTI charges were established at a long-term rate approximating 45% (significantly in excess of the current consolidated 37% tax rate), their reversal created a higher effective tax rate of 41.3% during the March 2010 quarter.  The impact of $4.6 million in OTTI charges reduced the effective tax rate for the quarter ended March 31, 2009 to 26%, as the tax provision applied to these OTTI items was made at the long-term 45% rate.

BALANCE SHEET

Total assets increased $161.7 million, to $4.11 billion, from December 31, 2009 to March 31, 2010.  The increase in assets was experienced primarily in real estate loans, as originations and loan purchases outpaced amortization and satisfactions during the period.  Real estate loans increased $92.5 million as a result of $146.4 million of originations and $22.8 million in purchases during the period.  Cash and due from banks increased $74.7 million as Dime temporarily kept deposit funds gathered during the quarter highly liquid.  Management currently anticipates deployment of a large portion of these increased cash balances into real estate loans, investments or mortgage-backed securities, or borrowing repayments during the remainder of 2010.

Total liabilities increased by $147.9 million during the most recent quarter, primarily as a result of the additions of $95.8 million in deposits, $33.3 million in mortgagor escrow balances and $20.0 million in borrowings.  The growth in deposits was achieved in both money market accounts and certificates of deposit ("CD's").  Mortgagor escrow balances increased as borrowers continued to fund real estate tax amounts in advance of semi-annual payments made by Dime on their behalf during the 2nd and 4th quarters of each year.  The Company also added a $20.0 million fixed-rate Federal Home Loan Bank of New York advance with a three-year term and an average cost of 1.79%.

Real Estate Lending and Loan Amortization

Real estate loan originations, which were $122.3 million during the December 2009 quarter, totaled $146.4 million during the quarter ended March 31, 2010 and $83.7 million during the quarter ended March 31, 2009.  The average rate on real estate loan originations during the March 2010 quarter was 5.60%, compared to 5.72% during the quarter ended December 31, 2009 and 6.21% during the quarter ended March 31, 2009.  In addition, during the March 2010 quarter, the Bank purchased $22.8 million of seasoned first and second mortgages secured by multifamily residential properties located in the New York City metropolitan marketplace.  At March 31, 2010, these loans had a weighted average yield of approximately 6.00% and a weighted average combined loan-to-value ratio under 25%.

Real estate loan amortization approximated 9% of the real estate loan portfolio on an annualized basis during each of the quarterly periods ended March 31, 2010, December 31, 2009 and March 31, 2009.

Deposits

Deposits increased $95.8 million from December 31, 2009 to March 31, 2010.  Core deposits (i.e., non-CDs) grew $21.7 million during this period fueled by an additional $26.1 million of money market balances.  CDs increased $74.1 million during the three months ended March 31, 2010, due primarily to the success of a promotional deposit gathering program on 15-month individual retirement account ("IRA") CDs.  As a result of a multi-year effort, IRA deposits have increased from $106.5 million, or 5.30% of total deposits, as of December 31, 2006 to $220.0 million, or 9.5% of total deposits, at March 31, 2010.

During the March 2010 quarter, the rates required by depositors on medium-term CDs as well as those available on medium term advances from the FHLBNY remained well below the yields available on the Bank’s primary lending products, providing an opportunity for the Bank to continue to extend the average duration of its liabilities while retaining its net interest margin at a favorable level.  Dime has extended the average duration of CDs from approximately 8.6 months at March 31, 2009 to approximately 15.2 months at March 31, 2010.  Depending upon continued favorable market conditions, the mix of retail versus wholesale funding will be managed opportunistically.  Marketing efforts during the first quarter of 2010 continued to support sales of checking accounts and medium and long-term CDs, and such efforts are expected to continue during the second quarter of 2010.  Dime anticipates that the cost of deposits has likely approached its cyclical bottom.

Average deposits per branch were $100.5 million at March 31, 2010, slightly above the $96.4 million level at December 31, 2009, while down from $101.5 million at March 31, 2009.  Core deposits comprised 54% of total deposits at March 31, 2010, down slightly from 56% at December 31, 2009, while up from 52% at March 31, 2009.  The loan-to-deposit ratio was 151% at March 31, 2010, compared to 153% at December 31, 2009 and 141% at March 31, 2009.

Dime currently anticipates opening its 24th retail banking office, in Cedarhust, New York, in June 2010.  This location will be Dime's 6th branch in Nassau County, New York.

Stockholders' Equity

Stockholders' equity at March 31, 2010 totaled $308.5 million, or 7.50% of total assets, compared to $294.8 million, or 7.46% of total assets, at December 31, 2009.

After dividends, the Company’s tangible stockholders' equity increased to $257.6 million at March 31, 2010, from $243.9 million at December 31, 2009.  The quarterly cash dividend declared on April 22, 2010 represented a payout ratio of 48% of first quarter 2010 core earnings.  At March 31, 2010, the consolidated tangible stockholders’ equity ratio was 6.35% of tangible assets and tangible book value per share was $7.49.

The Company did not participate in the TARP program and thus has no TARP capital.

There were no stock repurchases during the quarter ended March 31, 2010.  As of March 31, 2010, the Company had an additional 1,124,549 shares remaining eligible for repurchase under its twelfth stock repurchase program, approved in June 2007.

For the quarter ended March 31, 2010, the reported returns on average stockholders' equity and average tangible equity were 12.6% and 15.2%, respectively.  The core returns on average stockholders' equity and average tangible equity were 12.7% and 15.3%, respectively.  Core returns primarily exclude OTTI charges, gains on the sale of securities, write-downs of OREO, other significant non-recurring transactions and related income tax effects.  Finally, the core cash return on average tangible stockholders' equity (the fundamental measure of new internally generated capital) was 16.3%.

OUTLOOK

The average cost of deposits decreased to 1.37% during the March 2010 quarter from 1.39% during the December 2009 quarter, as Dime continued to take advantage of the historically low short-term interest rate environment to maintain pricing discipline on its deposits. As mentioned previously, deposit funding costs have likely approached their cyclical lows.

Amortization rates (including prepayments and loan refinancing activity), which approximated 9% on an annualized basis during the first quarter of 2010, are expected to run in the 10% to 15% range during the second quarter of 2010, with the increase reflecting a higher volume of multifamily/commercial real estate loans reaching their contractual maturity or repricing.

Dime has no additional FDIC special assessments forecasted for the second quarter of 2010.

At March 31, 2010, the loan commitment pipeline was approximately $96.8 million, skewed primarily toward multifamily residential properties, with an approximate weighted average rate of 5.55%.

Operating expenses for the June 2010 quarter are expected to approximate $14.9 million, again assuming no further FDIC special assessments or increases in deposit insurance premiums.

Quarterly credit costs were $3.4 million, $4.0 million, $2.3 million and $6.4 million during the March 2010 quarter and the three prior quarters.  Management assumes that credit costs will remain range bound for the near term, as the increase in non-performing assets during the first quarter of 2010 primarily reflected loans that were already delinquent and problematic at December 31, 2009.

ABOUT DIME COMMUNITY BANCSHARES

The Company (Nasdaq: DCOM) had $4.11 billion in consolidated assets as of March 31, 2010, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-three branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	March 31, 2010	December 31, 2009
ASSETS:
Cash and due from banks	$ 114,069	$ 39,338
Investment securities held to maturity	7,306	7,240
Investment securities available for sale	53,193	43,162
Trading securities	1,390	-
Mortgage-backed securities available for sale	200,610	224,773
Federal funds sold and other short-term investments	5,847	3,785
Real Estate Loans:
One-to-four family and cooperative apartment	128,146	131,475
Multifamily and underlying cooperative	2,477,963	2,377,278
Commercial real estate	844,998	834,724
Construction and land acquisition	29,830	44,544
Unearned discounts and net deferred loan fees	4,239	4,017
Total real estate loans	3,485,176	3,392,038
Other loans	2,551	3,221
Allowance for loan losses	(24,620)	(21,505)
Total loans, net	3,463,107	3,373,754
Loans held for sale	-	416
Premises and fixed assets, net	29,897	29,841
Federal Home Loan Bank of New York capital stock	54,983	54,083
Other real estate owned, net	707	755
Goodwill	55,638	55,638
Other assets	127,193	119,489
TOTAL ASSETS	$ 4,113,940	$ 3,952,274
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$ 103,676	$ 106,449
Interest Bearing Checking	109,199	114,416
Savings	305,955	302,340
Money Market	734,652	708,578
Sub-total	1,253,482	1,231,783
Certificates of deposit	1,059,128	985,053
Total Due to Depositors	2,312,610	2,216,836
Escrow and other deposits	99,187	65,895
Securities sold under agreements to repurchase	195,000	230,000
Federal Home Loan Bank of New York advances	1,064,675	1,009,675
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	70,680	70,680
Other liabilities	38,248	39,415
TOTAL LIABILITIES	3,805,400	3,657,501
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,0000 shares authorized, 51,131,784 shares and 51,131,784 shares issued at March 31, 2010 and December 31, 2009, respectively and 34,385,355 shares and 34,395,531 shares outstanding at March 31, 2010 and December 31, 2009, respectively)	511	511
Additional paid-in capital	223,046	214,654
Retained earnings	311,748	306,787
Unallocated common stock of Employee Stock Ownership Plan	(3,644)	(3,701)
Unearned common stock of Restricted Stock Awards	(2,114)	(2,505)
Common stock held by the Benefit Maintenance Plan	(7,979)	(8,007)
Treasury stock (16,746,429 shares and 16,736,253 shares at March 31, 2010, and December 31, 2009 respectively)	(208,036)	(207,884)
Accumulated other comprehensive loss, net	(4,992)	(5,082)
TOTAL STOCKHOLDERS' EQUITY	308,540	294,773
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 4,113,940	$ 3,952,274

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Interest income:
Loans secured by real estate	$50,122	$49,277	$48,329
Other loans	39	33	37
Mortgage-backed securities	2,271	2,551	3,280
Investment securities	407	359	245
Federal funds sold and
other short-term investments	742	744	503
Total interest income	53,581	52,964	52,394
Interest expense:
Deposits and escrow	7,593	7,706	14,212
Borrowed funds	13,222	13,173	14,042
Total interest expense	20,815	20,879	28,254
Net interest income	32,766	32,085	24,140
Provision for loan losses	3,447	4,491	2,640
Net interest income after provision for loan losses	29,319	27,594	21,500

Non-interest income:
Service charges and other fees	936	1,091	858
Mortgage banking income (loss) , net	211	(1,708)	(1,169)
Other than temporary impairment ("OTTI") charge on securities (1)	(166)	(1,433)	(5,040)
Gain on sale of other real estate
owned and other assets	327	-	431
Gain on transfer of securities into trading	242
Gain on re-acquisition of debt	-	505	-
Other	960	884	874
Total non-interest income (loss)	2,510	(661)	(4,046)
Non-interest expense:
Compensation and benefits	8,886	8,455	7,801
Occupancy and equipment	2,258	2,075	2,086
Other	4,548	4,206	3,721
Total non-interest expense	15,692	14,736	13,608

Income before taxes	16,137	12,197	3,846
Income tax expense	6,667	4,100	996

Net Income	$9,470	$8,097	$2,850

Earnings per Share:
Basic	$0.29	$0.24	$0.09
Diluted	$0.28	$0.24	$0.09

Average common shares outstanding for Diluted EPS	33,249,082	33,143,496	32,888,319

(1) Total other-than-temporary impairment ("OTTI") on securities was $216 and $6,104, during the threemonths ended March 31, 2010 and March 31, 2009, respectively.  The non-credit component of OTTI recognized in accumulated other comprehensive loss was $50 and $1,064 during the three months ended March 31, 2010 and March 31, 2009, respectively.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Unaudited Core Earnings and Core Cash Earnings Reconciliations
(Dollars In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations during the period (exclusive of  gains or losses on sales of securities and other real estate owned and other material non-recurring items).

   Core cash earnings and related data are also "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible stockholders' equity is derived from stockholders' equity, with various adjustment items that are based upon standards of the Company's primary regulator, the Office of Thrift Supervision.   Tangible stockholders' equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.  A reconciliation between GAAP stockholders' equity (GAAP capital) and tangible stockholders' equity (regulatory capital) can be found in the Company's Form 10-K for the year ended December 31, 2009.

   The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Net income as reported	$ 9,470	$ 8,097	$ 2,850
Loss on sales or writedowns of other real estate owned	200	196	-
Impairment charge on equity mutual funds	-	-	3,063
Credit related impairment charge on trust preferred securities	166	1,433	1,977
Gain on sale of investment securities available-for-sale	(327)	-	(431)
Gain on re-acquisition of debt	-	(505)
Expense associated with prepayment of FHLBNY advances	-	-	185
Tax effect of adjustments and other non-recurring tax items	16	(533)	(2,185)
Core Earnings	$ 9,525	$ 8,688	$ 5,459
Cash Earnings Additions :
Non-cash stock benefit plan expense	660	618	640
Core Cash Earnings	$ 10,185	$ 9,306	$ 6,099

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.29	$ 0.26	$ 0.17
Core Return on Average Assets	0.95%	0.89%	0.54%
Core Return on Average Stockholders' Equity	12.66%	11.88%	7.82%
Core Return on Average Tangible Stockholders' Equity	15.25%	14.36%	9.36%
Core Cash EPS (Diluted)	$ 0.31	$ 0.28	$ 0.19
Core Cash Return on Average Assets	1.01%	0.95%	0.60%
Core Cash Return on Average Tangible Stockholders' Equity	16.31%	15.38%	10.46%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.28	$0.24	$0.09
Return on Average Assets	0.94%	0.83%	0.28%
Return on Average Stockholders' Equity	12.59%	11.07%	4.08%
Return on Average Tangible Stockholders' Equity	15.17%	13.38%	4.89%
Net Interest Spread	3.23%	3.28%	2.21%
Net Interest Margin	3.46%	3.48%	2.51%
Non-interest Expense to Average Assets	1.56%	1.51%	1.35%
Efficiency Ratio	45.00%	45.55%	55.09%
Effective Tax Rate	41.31%	33.61%	25.90%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.29	$ 0.26	$ 0.17
Core Return on Average Assets	0.95%	0.89%	0.54%
Core Return on Average Stockholders' Equity	12.66%	11.88%	7.82%
Core Return on Average Tangible Stockholders' Equity	15.25%	14.36%	9.36%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 8.97	$ 8.57	$ 8.18
Tangible Book Value Per Share	7.49	7.09	6.80

Average Balance Data:
Average Assets	$ 4,015,428	$ 3,902,218	$ 4,039,762
Average Interest Earning Assets	3,790,014	3,685,509	3,853,692
Average Stockholders' Equity	300,874	292,480	279,072
Average Tangible Stockholders' Equity	249,781	242,071	233,200
Average Loans	3,447,529	3,332,367	3,311,006
Average Deposits	2,247,985	2,197,708	2,321,613

Asset Quality Summary:
Net charge-offs	$ 769	$ 2,970	$ 1,876
Nonperforming Loans	29,520	11,294	13,123
Nonperforming Loans/ Total Loans	0.85%	0.33%	0.40%
Nonperforming Assets (1)	30,936	12,737	13,423
Nonperforming Assets/Total Assets	0.75%	0.32%	0.33%
Allowance for Loan Loss/Total Loans	0.71%	0.63%	0.56%
Allowance for Loan Loss/Nonperforming Loans	83.40%	190.41%	139.84%
Loans Delinquent 30 to 89 Days at period end	$ 19,688	$ 29,548	$ 19,278

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity toTangible Assets at period end	6.36%	6.26%	5.83%
Tangible Capital Ratio (Bank Only)	7.77%	7.59%	7.85%
Leverage Capital Ratio (Bank Only)	7.77%	7.59%	7.85%
Risk Based Capital Ratio (Bank Only)	11.79%	11.22%	11.83%

(1) Amount comprised of total nonperforming loans, other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)
	For the Three Months Ended
	March 31, 2010			December 31, 2009			March 31, 2009
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,446,103	$50,122	5.82%	$3,330,848	$49,277	5.92%	$3,309,307	$48,329	5.84%
Other loans	1,426	39	10.94	1,519	33	8.69	1,699	37	8.71
Mortgage-backed securities	206,466	2,271	4.40	226,224	2,551	4.51	292,865	3,280	4.48
Investment securities	57,159	407	2.85	46,329	359	3.10	22,806	245	4.30
Other short-term investments	78,860	742	3.76	80,589	744	3.69	227,015	503	0.89
Total interest earning assets	3,790,014	$53,581	5.65%	3,685,509	$52,964	5.75%	3,853,692	$52,394	5.44%
Non-interest earning assets	225,414			216,709			186,070
Total assets	$4,015,428			$3,902,218			$4,039,762

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$104,117	$182	0.71%	$106,428	$237	0.88%	$109,621	$407	1.51%
Money Market accounts	716,696	1,710	0.97	713,234	1,651	0.92	712,311	3,596	2.05
Savings accounts	302,151	200	0.27	298,604	200	0.27	272,893	353	0.52
Certificates of deposit	1,015,951	5,501	2.20	969,370	5,618	2.30	1,130,672	9,856	3.54
Total interest bearing deposits	2,138,915	7,593	1.44	2,087,636	7,706	1.46	2,225,497	14,212	2.59
Borrowed Funds	1,344,911	13,222	3.99	1,268,568	13,173	4.12	1,321,340	14,042	4.31
Total interest-bearing liabilities	3,483,826	$20,815	2.42%	3,356,204	$20,879	2.47%	3,546,837	28,254	3.23%
Non-interest bearing checking accounts	109,070			110,072			96,116
Other non-interest-bearing liabilities	121,658			143,462			117,737
Total liabilities	3,714,554			3,609,738			3,760,690
Stockholders' equity	300,874			292,480			279,072
Total liabilities and stockholders' equity	$4,015,428			$3,902,218			$4,039,762
Net interest income		$32,766			$32,085			$24,140
Net interest spread			3.23%			3.28%			2.21%
Net interest-earning assets	$306,188			$329,305			$306,855
Net interest margin			3.46%			3.48%			2.51%

Ratio of interest-earning assets to interest-bearing liabilities		108.79%			109.81%			108.65%

Deposits (including non-interest bearing checking accounts)	$2,247,985	$7,593	1.37%	$2,197,708	$7,706	1.39%	$ 2,321,613	$ 14,212	2.48%

Interest earning assets (excluding prepayment and other fees)			5.62%			5.70%			5.41%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands except per share amounts)

	At March 31, 2010	At December 31, 2009	At March 31, 2009
Non-Performing Loans
One- to four-family	$634	$371	$427
Multifamily residential	22,101	5,885	4848
Commercial real estate	4,694	3,070	5,337
Mixed Use	1,998	1,935	2,445
Cooperative apartment	71	26	45
Other	22	7	21
Total Non- Performing Loans (1)	$29,520	$11,294	$13,123
Other Non-Performing Assets
Other real estate owned (2)	707	755	300
Pooled bank trust preferred securities	709	688	-
Total Non-Performing Assets	30,936	12,737	13,423

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential	-	-	-
Commercial real estate	-	-	-
Mixed Use	1,040	1,040	-
Other	-	-	-
Total Troubled Debt Restructurings ("TDRs") (1)	$1,040	$1,040	$ -

(1) Total non-performing loans include loans that have been modified in a manner that would meet the criteria for a TDR should the loans return to accrual status.  These, loans which are excluded from the TDR amount shown above, totaled $15.7 million and $4.3 million at March 31, 2010 and December 31, 2009, respectively.  There were no such loans at March 31, 2009.

(2) Amount was fully comprised of multifamily residential loans at March 31, 2010 and December 31, 2009.  Amount was fully comprised of commercial real estate loans at March 31, 2009.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES
	At March 31, 2010	At December 31, 2009
Total Non-Performing Assets	30,936	12,737
Loans over 90 days past due on accrual status	-	-
PROBLEM ASSETS	30,936	12,737

Tier 1 Capital - Dime Savings Bank of Williamsburgh	314,018	294,808
Allowance for loan losses	24,620	21,505
TANGIBLE CAPITAL PLUS RESERVES	338,638	316,313

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	9.1%	4.0%

_____________________________________________________________________________________________

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279